Exhibit 99.1

FINAL TRANSCRIPT

Conference Call Transcript

MOS - Q3 2006 The Mosaic Company Earnings Conference Call

Event Date/Time: Apr. 11. 2006 / 10:00AM CT

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FINAL TRANSCRIPT

Apr. 11. 2006 / 10:00AM CT, MOS - Q3 2006 The Mosaic Company Earnings Conference Call

CORPORATE PARTICIPANTS

Fritz Corrigan

The Mosaic Company - President, CEO

Douglas Hoadley

The Mosaic Company - VP Investor Relations

Larry Stranghoener

The Mosaic Company - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Don Carson

Merrill Lynch - Analyst

David Silver

JPMorgan Chase & Company - Analyst

Seth Harvey

UBS Warburg - Analyst

Steve Byrne

Merrill Lynch - Analyst

Duffy Fischer

Goldman Sachs - Analyst

Michael Christodolou

Inwood Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third quarter 2006 The Mosaic Company earnings conference call. My name is Raika and I’ll be your coordinator for today.

At this time, all participants are in a listen-only mode. We will be conducting a question-and-answer session towards the end of this conference. If at any time during the call you require assistance, please press star followed by zero and a coordinator will be happy to assist you.

I would now like to turn the presentation over to your host for today’s call, Mr. Douglas Hoadley, Vice President of Investor Relations. Please proceed, sir.

Douglas Hoadley - The Mosaic Company - VP Investor Relations

Thank you. And again, welcome to Mosaic’s fiscal 2006 third quarter conference call.

Also representing the Company today are Fritz Corrigan, President and Chief Executive Officer, and Larry Stranghoener, Executive Vice President and Chief Financial Officer.

Before I turn the call over to Fritz for opening remarks, I will read our Safe Harbor statement.

Statements made during this conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about future financial and operating results.

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Apr. 11. 2006 / 10:00 AM CT, MOS - Q3 2006 The Mosaic Company Earnings Conference Call

Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risk and uncertainties. These risks and uncertainties include but are not limited to the predictability of fertilizer, raw material and energy markets subject to competitive market pressures, changes in foreign currency and exchange rates, international trade risk, including but not limited to changes in policy by foreign governments, changes in environmental and other governmental regulation, the ability to successfully integrate the former operations of Cargill Crop Nutrition and IMC Global, and the ability to fully realize the expected cost savings from their business combination within expected timeframes, and adverse weather conditions affecting our operations in central Florida or the Gulf Coast of the United States including potential hurricanes or excess rainfall. Actual results may differ from those set forth in the forward-looking statements.

I would like to point out that the remarks made during the conference call are made based on information and understandings that we believe to be accurate as of today’s date, April 11, 2006. Because of the time-sensitive nature of this information, it is The Mosaic Company’s policy to limit the archive replay of the conference call for a period of seven days.

This call is the property of Mosaic. Any distribution, transmission, broadcast or rebroadcast in any form without the express written consent of Mosaic is prohibited.

With that, I’ll turn it over to Fritz.

Fritz Corrigan - The Mosaic Company - President, CEO

Thanks, Doug, and good morning everybody.

Our third quarter was full of challenges and some disappointments. We recorded substantial non-cash mark-to-market losses on derivative contracts turning a modest operating profit into an operating loss.

Market demand was slow, especially for potash but also in phosphates. For Phosphates, we had low margins as a result of high costs with near record high ammonia prices.

Potash exports were low as a result of the extended price negotiations between China and its potash suppliers over the last quarter. We aggressively reduced our production levels in both phosphates and potash this past quarter in order to effectively manage our inventories but this also resulted in higher costs on a per tonne basis, and the Brazil market continued to be weak resulting in poor results for our Offshore business segment as well as our equity in earnings of non-consolidated subs.

Some highlights, or should I say lowlights, from the third quarter include the fact that the third quarter net loss for the period ended February 28th ‘06, was $71.6 million, or $0.19 per diluted share. This compares to reported earnings of 38.8 million, or $0.09 a share for last year’s third quarter.

These results included pretax non-cash charges of $60.8 million for unrealized mark-to-market losses on natural gas derivative contracts, and 13.8 million of forex transaction losses.

Phosphate sales benefited from higher prices but these higher prices were offset by an increase in raw material and operating costs. The Potash business had weak volumes in both North America and in the international markets.

We anticipate our performance will rebound in the fourth quarter, which coincides with the North American Spring planting season, which is typically one of our best quarters.

Before turning to our business segments, I’d like to make a few comments about the general fertilizer market outlook. Despite our disappointing performance last quarter, we remain positive about prospects for crop nutrient markets.

In the case of phosphate, we have revised up our world import demand forecasts for processed phosphate products in 2006. Phosphate demand is strong, particularly in the large Asian markets.

The recent bankruptcy and idling of phosphate operations in Senegal and below plant production levels in China and India, have resulted in large purchases by key Chinese and Indian customers during the last few weeks.

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Apr. 11. 2006 / 10:00AM CT, MOS - Q3 2006 The Mosaic Company Earnings Conference Call

While we still forecast that world import demand will decline slightly this year, the drop will be less than our previous forecast, and more importantly, nearly the entire decline has already occurred during the seasonally slow first calendar quarter. In fact, our import demand forecast for the remainder of this calendar year is now in line with the level of the same period last year.

The situation on the supply side, however, is different. U.S. producers hold less inventory today than a year ago and there’s one less U.S. producer.

Our analysis indicates that a tight supply/demand situation is shaping up for the rest of 2006. DAP prices remain strong with the export price fob Tampa currently around $257 to $259 per metric tonne and the current central Florida price, the domestic shipment price is around $222 to $225 per short tonne.

Our average diammonium phosphate price realization for the third quarter was $246 per metric tonne, or an increase of $26 versus the comparable period a year ago. This price was down $3 per tonne compared with the second quarter average as DAP prices declined modestly during the third quarter.

Although export sales were relatively slow during that quarter, there have been some very interesting developments over the last couple of weeks. These included the recent announcements by PhosChem of contract sales to both India and China.

Mosaic’s total phosphates volume was about 2.3 million metric tonnes, sales volume was about 2.3 million metric tonnes in the third quarter which was down 300,000 tonnes compared to year-ago levels. This was the result of lower sales to the export markets. For the year-to-date, we sold 8 million tonnes of phosphate products.

Sales to international fertilizer markets accounted for 60% of our quarter total, while North American fertilizer sales were about 28% and feed sales were approximately 12% of the total.

India’s import needs remain a wild card as one of their largest phosphoric acid suppliers located in Senegal recently went bankrupt and idled its production. India imported 400,000 metric tonnes of phosphoric acid from Senegal last year, and that’s the equivalent of about 900,000 tonnes of DAP.

So depending on how long this plant is idle, India’s DAP import needs may be much greater than currently anticipated. Recent developments suggest that India’s DAP demand may be unchanged this year versus last at over 2 million tonnes.

High raw material prices for sulfur and ammonia, as well as higher operating costs, continue to squeeze our phosphate margins. DAP costs of goods sold per tonne on a per tonne basis increased about 19% in the third quarter compared with a year ago, offsetting these higher prices.

We are particularly concerned about continued high ammonia prices as the Tampa delivered ammonia price peaked at $399 per metric tonne in early December which equates to about $92 per tonne in DAP costs.

As you may have noted yesterday, to address what we view to be unacceptably high ammonia prices, we announced Mosaic’s support of a proposed world scale petroleum coke gasification project adjacent to our Faustina operations in Louisiana. The project, which is still in its early to mid planning stages and is still subject to financing, would produce approximately 1.3 million metric tonnes of ammonia annually from locally produced petroleum coke.

Mosaic has signed a non-binding letter of intent to purchase a majority of the plant’s ammonia and all of its sulfur production once constructed. This will allow Mosaic to better manage the price and supply of these critical raw materials for our phosphate business.

Mosaic’s production of DAP, MAP, and granular triple super phosphate was 2 million metric tonnes in the third quarter, down 400,000 tonnes compared with a year ago. We’ve repeatedly said that we will operate our plants to match supply with demand and effectively manage our inventories.

In response to the current sales environment we continue to operate our Louisiana and Green Bay concentrate plants at about 50% of capacity which we have been doing since last December.

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Apr. 11. 2006 / 10:00 AM CT, MOS - Q3 2006 The Mosaic Company Earnings Conference Call

Phosphate rock production during the third quarter was 3 million metric tonnes, down 2.3 million metric tonnes compared with a year ago. This was the result of the closure of our Kingsford rock mine in September of 2005, plus the temporary idling of four of our mines all of the month of February in order to reduce rock inventories.

These production cutbacks resulted in higher operating costs on a per tonne basis due to higher fixed cost absorption charges. But they improved cash flow.

The international feed phosphate market continues to do well and we had sales of about 300,000 metric tonnes in the third quarter and 800,000 metric tonnes for the year-to-date. Feed phosphate prices increased by 22% in the third quarter compared with a year ago.

Our updated projection for fiscal 2006 phosphate sales volumes including fertilizer and feed, is for 10.2 to 10.5 million metric tonnes, which is down from our prior outlook of 10.5 to 10.9 million metric tonnes. Margins are expected to improve modestly in the fourth quarter as costs are expected to decline compared to this last quarter, one reason is that we expect lower sulfur prices as market fundamentals for sulfur are resulting in climbing inventories of that ingredient.

In the case of potash, slow domestic and offshore shipments during the past few months are the result of not only a slowdown in demand growth but also a buildup of stocks throughout the global distribution systems during the last two years. North America and offshore buyers stocked up on potash during the last couple of years due to concerns about both availability and price.

As a result, producer shipments exceeded use during those two years. However, this year use will exceed producer shipments and distributors are using inventories to meet part of the demand this Spring. The recent slowdown in shipments, however, will flush the distribution pipeline of stocks and get the market back to a normal situation where shipments more closely match actual use.

The eventual settlement of the 2006 Chinese contracts, a seasonal uptick in exports to Brazil, more normal domestic shipments and a large drop in American production during the past few months should quickly bring the potash market into better balance.

Potash shipments by Mosaic were 1.3 million metric tonnes during our third quarter, down 700,000 tonnes compared with a year ago. Volumes were down by 36% as both North American and export shipments were slow.

In the export markets there are ongoing price negotiations between Canpotex, the Association of Saskatchewan potash producers, and Sinochem, a large Chinese buyer. Other international buyers have slowed their purchases as well, waiting for the price to be first settled in China.

Clearly, these negotiations are taking longer than any of us would like but we are hopeful for a resolution in the near future.

Our average potash price increased to $134 per tonne, up $16 from year-ago levels. However, that average price declined $13 per metric tonne compared to the second quarter average.

One factor that contributed to this lower average price is that domestic sales, which recently have had the highest average selling price, declined more than exports or industrial markets. However, industrial sales, which are included as part of domestic sales, climbed to 23% of our total sales compared with 17% last quarter.

The average price for industrial sales remains about 17% below our average potash price as a result of legacy contracts inherited by Mosaic. But we are making progress on that front as the average industrial price increased by almost 20% compared to the prior quarter. A positive aspect of the industrial potash sales business is that the volume is more consistent from quarter-to-quarter, which is why those sales increased as a percent of the total.

We’re projecting potash sales of 7.1 to 7.4 million metric tonnes for our fiscal year, which is about 200,000 tonnes lower than our prior expectations. We expect potash sales to be very strong once the contract with China is settled. We will continue to closely monitor our inventories and produce potash at appropriate levels until sales improve.

Turning to our Offshore segment, we showed an operating loss of $17.2 million in our third quarter compared to a loss of $11.4 million a year ago. This was mainly the result of poor margins in Brazil which continue to be affected by adverse farm economics.

Brazilian farm economics have been hurt by the appreciation of their currency, the real, a drop in soybean prices and sharply higher input costs. Our operations in Argentina also had low gross margins during the quarter but results in India improved compared to last year.

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Apr. 11. 2006 / 10:00AM CT, MOS - Q3 2006 The Mosaic Company Earnings Conference Call

Our equity earnings were $2 million for the third quarter compared with $19 million a year ago.

The largest contributors were Fosfertil, which is included in our Offshore segment, and Saskferco, which is included in our Nitrogen business. Our share of Fosfertil’s earnings was $3.2 million for the third quarter compared to $13 million a year ago as the weak agricultural economy in Brazil reduced Fosfertil’s earnings.

Our share of the Saskferco quarterly loss was $2.2 million compared to income of $2.4 million a year ago.

Now, let me take a minute to talk about cost synergies.

We have increased our projection for cost synergies as of the end of May 2006 to $120 to $130 million pretax annual run rate and have already reached the low end of that annualized range at the end of the third quarter. Our goal remains $145 million by the end of fiscal 2007.

These synergy benefits include cost reductions and cost avoidance initiatives, production enhancement efforts, opportunity savings, capital spending avoidance, and other benefits. These synergies help offset higher prices for energy and other inputs, wages and benefits, water treatment costs, raw materials, inflation-based costs and the one-time costs required to achieve these synergy benefits.

We remain focused on reducing our costs and improving cash flow in general and still have much progress to make.

I’ll turn the call over to Larry now for a more detailed review of our financial results and the outlook for our key drivers.

Larry Stranghoener - The Mosaic Company - EVP, CFO

Thank you, Fritz. Good morning everybody.

As Fritz noted earlier, we had sales of $1.07 billion in the third quarter and a net loss of $71.6 million. As noted in our press release, we recorded several non-cash charges during the quarter.

First, there were $60.8 million of losses on unrealized natural gas derivative contracts. These contracts are used to hedge our economic exposure to natural gas, note that we do not engage in any speculative activity.

As many of you know, it is increasingly difficult and costly to obtain hedge accounting treatment for derivatives and so our reported results may be uneven due to mark-to-market accounting. In our hedging programs we focus on underlying economic value and cash flow as opposed to accounting results.

Second, we had non-cash foreign currency transaction losses of $13.8 million during the quarter, a $45 million negative swing compared to a gain of $30.8 million last year in the same quarter. This is due to the strengthening of the Canadian dollar.

The Canadian dollar is the functional currency for our potash business, which translates its U.S. dollar denominated balance sheet accounts to its Canadian dollar functional currency resulting in transaction gains or losses, which get reflected in Mosaic’s consolidated statement of operations. Because this is a non-cash accounting exposure, we choose not to spend money to hedge it.

Mosaic’s selling, general and administrative costs were $61.8 million in the third quarter. These expenses were about in line with our expectations and lower than year-ago levels. Still, SG&A costs are high due to a number of initiatives underway to shore up our systems and controls infrastructure.

As we have noted before, future SG&A costs will benefit from the implementation of a new enterprise resource planning system which is expected to be ready for an October 2006 implementation.

Mosaic’s effective tax rate was a benefit of 27.1% for the third quarter and expense of 65.6% for the first nine months of our fiscal year. This high year-to-date tax rate and low benefit for the third quarter results from several factors including the profit mix among Mosaic’s business segments and geographies within those business segments, certain tax attributes in the potash entities, and the inability to record a tax benefit for losses in Brazil.

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Apr. 11. 2006 / 10:00AM CT, MOS - Q3 2006 The Mosaic Company Earnings Conference Call

For these same reasons, the Company expects a full-year tax rate in the 53 to 58% range, which is higher than our previous guidance.

Capital expenditures of $83 million were in line with our full-year guidance of $350 to $360 million. Note that we have reduced the upper end of that range from $400 to $360 million as we continue to carefully manage cash flow.

Interest charges were $44.2 million compared with $42.9 million in the second quarter of 2006. Interest costs are expected to remain near or at the $40 to $45 million range per quarter, including about $12 million in amortization credits. We continue to review our options for refinancing our debt.

For the quarter, EBITDA, or earnings before interest, taxes, depreciation and amortization, was $22 million, depressed due to the non-cash charges noted earlier. EBITDA totaled $477.7 million for the first nine months of our fiscal year.

Finally, balance sheet highlights include total debt of $2.7 billion and a total debt-to-capital ratio of 42.9%. Debt levels rose slightly during the third quarter due to weak cash flow.

Borrowings under our revolving credit facility totaled $151 million as of March 31, 2006. We may borrow additional funds under the revolving credit facility in the future, and are carefully monitoring inventory levels and cash flow trends so that short-term cash needs do not exceed our available borrowing capacity.

Of course, near-term cash flow is highly dependent on fourth quarter sales materializing as expected. As of March 31, 2006, we had $185 million of additional borrowing capacity under our revolving credit facility.

Before I turn this back to Fritz, I would like to update you on some of the control issues we identified in the last earnings conference call. We have previously noted a material weakness in our internal control over financial reporting related to a lack of a sufficient number of adequately trained finance and accounting personnel in our field operations with appropriate U.S. GAAP experience.

We have now broadened this definition in our 10-Q filing for this quarter to include entity-level controls, which refers to our adherence to defined policies and procedures and our overall compliance and control structure. We have been actively engaged in addressing these weaknesses and improving our overall internal control environment.

We have made progress over the last quarter. For example, we have hired new people including a new executive responsible for the global controllers’ organization. We have adopted and implemented new policies and procedures, we are beefing up our internal audit program, and we have initiated formal training programs.

In addition, the new ERP system I referenced earlier is a critical element in improving our control environment and business process discipline. Please note that despite our current control issues, we believe that our financial statements are fairly and accurately stated in all material respects.

Now I’ll turn this back to Fritz for closing comments.

Fritz Corrigan - The Mosaic Company - President, CEO

Thank you, Larry.

Clearly, our third quarter performance was not as strong as what we wanted and we’ve had numerous challenges. But I’m highly confident in the outlook for Mosaic not just for the fourth quarter but in the years ahead.

First, our markets are improving. The Spring season is now in full swing, our phones are ringing and we’re making sales in North America.

It’s about 70 degrees here again today in Minnesota, and the Spring season is gradually moving North. It’s starting in northern Missouri and getting into the heart of the corn belt as I speak.

I’m also pleased to announce that over the weekend and earlier this week we sold another 650,000 tonnes of DAP to India, and we know there is more interest there. We have now made phosphate contracts for 1 million tonnes each with both China and India in the last couple of weeks.

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FINAL TRANSCRIPT

Apr. 11. 2006 / 10:00AM CT, MOS - Q3 2006 The Mosaic Company Earnings Conference Call

I personally can’t remember a time in my career that we’ve done 2 million tonnes to two different customers in two weeks. I personally believe that India’s DAP imports will exceed most expectations as its domestic production will continue to be low and we could even match last year’s DAP import level of over 2 million tonnes.

I wish I could report differently, but I have nothing new to add on the potash negotiations between Canpotex and Sinochem. However, once the price is settled in that negotiation, we believe that export volumes will be high for the remainder of the year.

I’m still excited about the potash market.

Though the market dynamics are important to our business, what we do here at Mosaic is just as critical. That’s why I’d like to close with a brief overview of what my colleagues and I are doing to get in front of the challenges we face and create long-term value for our shareholders.

We’re working doggedly to complete our integration. Combining two companies doesn’t just happen overnight but we’re doing all we can to finish combining our systems, our processes and cultures, and other facets of our new organization. We’re not quite done but we’ve made great progress to date.

We’re demonstrating that we have the discipline to manage our inventories and operate our plants to manage supply with demand in these very seasonal markets. We’ve cut back a number of our operations since last year and will continue to make certain that we’re meeting demand in the most cost-effective way possible.

While we are facing numerous cost headwinds, such as higher energy costs and raw material prices, SOX compliance expenses and system implementation costs and so forth, we understand our need to achieve operational excellence and lower those costs.

We also understand the need to focus on cash generation and to pay down debt. We are instilling in every employee the importance of effective cash management.

We know we’re not there yet, but if I can convince you of anything, it’s that we have a team that’s working tirelessly, relentlessly to create value. We have lots of opportunities ahead of us and we are quite excited about our future.

With those comments, I’d like to thank you for the time this morning, and I’ll now turn this back to Doug.

Douglas Hoadley - The Mosaic Company - VP Investor Relations

Thank you very much, Fritz. Now, Operator, please open up the phone for questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] And your first questions comes from the line of Don Carson of Merrill Lynch.

Don Carson - Merrill Lynch - Analyst

A couple of housekeeping questions.

Larry, what was the tax rate on the mark-to-market of the natural gas hedges? And can you tell us what your annual gas purchases are in terms of volume and how much of that you still have hedged going forward? And then I have a few business questions.

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FINAL TRANSCRIPT

Apr. 11. 2006 / 10:00AM CT, MOS - Q3 2006 The Mosaic Company Earnings Conference Call

Larry Stranghoener - The Mosaic Company - EVP, CFO

I would apply the same tax rate to the hedges as was in the year-to-date tax rate.

With respect to gas hedging, we’re fully hedged through May at about current market prices. We’re about 30% hedged through the summer months, again, at about current market prices.

Don Carson - Merrill Lynch - Analyst

What are your total purchases in terms of millions of millions of BTUs?

Fritz Corrigan - The Mosaic Company - President, CEO

About 22, 23 billion cubic feet of gas in our U.S. operations, Florida and Louisiana, and about 11 in potash operations and Saskferco is another 20.

Don Carson - Merrill Lynch - Analyst

Okay. And then, Fritz, follow-up on the phosphate side.

Clearly, with China taking less than they used to it makes balancing out production tough in the winter months. Do you think that you still have the right capacities or would you anticipate further shut-ins being required?

And then finally, if you can just give us an update on where you stand on your Florida land sales?

Fritz Corrigan - The Mosaic Company - President, CEO

Sure.

We have said quite a number of times and I think more importantly, acted on our words, we’ll do our best to manage supply, our supply to meet effective demand. Certainly, seasonality has increased with fewer tonnes going to China but one of the features of this recent sale to China is that they will take a large portion of the tonnes that we’ve sold them right during the slow period of demand in the rest of the world. So we think we’re balancing that seasonality a little bit in this new sale we have to them.

India seems to be stepping up to the plate to replace some of that change in Chinese demand, which we’re optimistic about.

As to more closures, we’re always looking at managing our supply to meet the demand. To land sales, we’re in the process right now of inventorying all of the data that one needs to have in order to understand clearly what we own and what we can do with it. This is going to take really the rest of this calendar year to get a really strong handle GIS-built database to understand what we have.

We’re also in the process of putting our team together that will manage this aspect of Mosaic’s overall business. And we’ve identified a couple or three properties that we might consider selling that are not right in the middle of our mining operations and wouldn’t impact, if we did sell them, the overall value of the remaining properties. But we’re going to first of all, understand what we have before we generate a thorough game plan and launch that business.

Don Carson - Merrill Lynch - Analyst

Thank you.

Fritz Corrigan - The Mosaic Company - President, CEO

You’re welcome.

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FINAL TRANSCRIPT

Apr. 11. 2006 / 10:00AM CT, MOS - Q3 2006 The Mosaic Company Earnings Conference Call

Operator

And your next question comes from the line of David Silver of JP Morgan.

David Silver - JPMorgan Chase & Company - Analyst

Hi. I have a question about the Potash business then a couple of financial questions.

On the Potash business, I was hoping you could walk us through kind of on a sequential basis how the average price moved from $147 in fiscal second quarter to around $134. So you mentioned several moving parts including the industrial side of things, the international pricing, and then the domestic pricing, and I was wondering if you could talk about how those different parts moved sequentially to get to that ultimate decline in the sequential average price? Thanks.

Fritz Corrigan - The Mosaic Company - President, CEO

David, I’ll let Larry handle the details, then I might make a comment following up.

Larry Stranghoener - The Mosaic Company - EVP, CFO

David, the pricing, average pricing on a quarterly basis going back to the third quarter of fiscal ‘05, $118 per metric tonne, fourth quarter of ‘05, 135, first quarter of ‘06, 141, second quarter of ‘06, 147, and now the third quarter of ‘06 again 134.

David Silver - JPMorgan Chase & Company - Analyst

Yeah, I guess in your prepared remarks, Fritz maybe discussed breaking down that $134 versus $147 into the components. I was wondering if you could add any color on, I guess from a market share perspective, you said industrial sales were probably a larger percentage but you said that the average industrial price had risen and then you talked about maybe some declines in the domestic market.

So I was just wondering if there’s any additional color you could provide into the components of, I guess, the change from $147 in the fiscal second quarter to the number in the third quarter?

Fritz Corrigan - The Mosaic Company - President, CEO

I don’t know if I can add color, but maybe I can add a little bit of clarity by trying it again here, David.

What happened is our industrial sales, which even though the price is up 20% on our industrial sales, is still priced lower than agricultural sales and export sales. Those volumes continue at about the same level as previous quarters.

The highest priced segment is U.S. Ag sector and those prices were down, excuse me, those volumes to that sector were down as the pipeline serving North American markets was full and people held off buying until Spring and export volumes were down as well. The Chinese first, and other buyers, international buyers, holding off on shipment waiting for the Chinese to get that negotiation complete.

So we’re seeing the high-priced sectors, the volumes go down and industrial stay the same and that brings the weighted average of our sales down for the quarter. It doesn’t — as a result, our market, the share of our, the mix of our business has changed for this quarter, I would call it somewhat of an aberration relative to normal.

And I would also say that early feedback from our sales people, just this morning I was talking to them, we’re seeing really good movement of potash right now to dealers who have been buying a little bit more than they expected they would buy for the Spring already in the early stages of our Spring season. So we’re seeing a nice uptick at last — and end user demand is fairly strong. That’s why our dealer customers are ordering more potash.

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FINAL TRANSCRIPT

Apr. 11. 2006 / 10:00AM CT, MOS - Q3 2006 The Mosaic Company Earnings Conference Call

Larry Stranghoener - The Mosaic Company - EVP, CFO

David, just a couple more details on the sales.

Fertilizer, potash fertilizer volumes were down about 41% year-over-year, whereas industrial volumes were down just under 10%.

North American sales of industrial and agriculture were down about 26%, international sales down about 20%. So that provides some additional color on the potash weakness in the third quarter.

David Silver - JPMorgan Chase & Company - Analyst

I appreciate that. Thank you.

On the financial side, Larry, I guess there’s a number of issues that I just wanted you to maybe comment on. Number one would be the refinancing opportunities that you made reference to. So I think maybe some of your higher coupon debt is becoming callable.

And then secondly, just what we should expect for, I guess, your preferred issue, the convertible preferred issue and I believe the first kind of conversion opportunity comes up, you know, later this year?

Larry Stranghoener - The Mosaic Company - EVP, CFO

David, with respect to refinancing, you’re right, we’ve got tranches of debt about $400 million face amount that’s callable as of June 1st, we’re very much aware of that. And that is very much part of our overall thinking, strategizing, option development with respect to overall financing alternatives. So we continue to evaluate a number of different alternatives and we’d just ask you to stay tuned.

With respect to the preferred, that will automatically convert, Doug, I believe sometime toward the end of this summer.

Douglas Hoadley - The Mosaic Company - VP Investor Relations

July 1st.

Larry Stranghoener - The Mosaic Company - EVP, CFO

July 1st that will automatically convert.

David Silver - JPMorgan Chase & Company - Analyst

Thank you very much.

Larry Stranghoener - The Mosaic Company - EVP, CFO

You’re welcome.

Operator

And your next question comes from the line of Seth Harvey of UBS.

Seth Harvey - UBS Warburg - Analyst

Good morning.

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FINAL TRANSCRIPT

Apr. 11. 2006 / 10:00AM CT, MOS - Q3 2006 The Mosaic Company Earnings Conference Call

Fritz Corrigan - The Mosaic Company - President, CEO

Good morning.

Seth Harvey - UBS Warburg - Analyst

Just wanted to know if — I was looking and I saw the cash balance was $164 million, and you said on the call the revolver was at $151 million. It seems a bit high. Is there anything kind of going on in terms of working capital or did you cut back?

Larry Stranghoener - The Mosaic Company - EVP, CFO

Third quarter was weak in terms of cash flow, which is something we’ve been signaling since the start of the third quarter. We have built inventories during the course of the quarter in anticipation of the Spring selling season and the fourth quarter and that certainly has used cash, and so we have begun borrowing under the credit agreement.

We also, if you recall, financed the USAC transaction to the tune of $94 million, so that’s been a use of cash as well. Some of the cash that you see on the balance sheet is in Canada where there would be a tax cost involved in utilizing that cash and so that’s why you see the combination of cash balances and short-term borrowings.

Seth Harvey - UBS Warburg - Analyst

Okay, great. Yeah, that’s an answer to my question.

I guess just in terms of weather conditions, have you been — has everything been favorable up to this point to move domestic volumes? Are you seeing any sort of the problems we had last year in terms of moving barge cargos?

Fritz Corrigan - The Mosaic Company - President, CEO

Weather from a farmer perspective has been difficult so far. We’ve had a series of storms go through the Midwest keeping fields pretty wet. And farmers are chomping at the bit right now to get in and apply fertilizer. This is the time when we get a week or two of open weather, a little drying winds, we’ll see a lot of activity.

The moisture, of course, you know, we’re ambivalent about it. It’s slowing things down but it’s great for getting the crops off to a good start. And when farmers know their fields have plenty of moisture, they feel more confident, use a little bit more fertilizer.

This week the weather forecast is pretty darn positive and pretty open, as I mentioned earlier. And we’ll see a fair amount of activity coming up. And over the next 30 days, we’ll have enough open spots to get the corn in the ground and follow with the beans.

Seth Harvey - UBS Warburg - Analyst

Right. It seems like things have been looking up in most parts of the country.

In terms of just kind of reading some reports about dealer shortages on the phosphate side, especially in the Gulf, can you make any comments about that and what you’re seeing? Or just in general kind of system-wide inventories on phosphates at the dealer level?

Fritz Corrigan - The Mosaic Company - President, CEO

We think that dealers are — have about the appropriate amount in inventory. They certainly don’t go into the season where’s there’s much inventory of phosphates as they do potash.

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Apr. 11. 2006 / 10:00AM CT, MOS - Q3 2006 The Mosaic Company Earnings Conference Call

They know that ammonia is a big factor in the cost of phosphate fertilizer, and they’ve seen high gas costs all winter long, and they’re expecting the ammonia and phosphate prices will come down and they haven’t wanted to own inventory and take that price risk.

So we think that there’s going to be a bit of a last-minute scramble to get the needed tonnes in place just in time for farmer orders coming in. And that’s one of the things that we’re excited about with the backdrop now of very, very heavy lineup for export shipments as well.

Seth Harvey - UBS Warburg - Analyst

Can you see a situation where there would be certain kind of key kind of spot shortages where people cannot get their hands on material or do you feel like based on where inventory levels are at this point, that there’s enough to move out if you have that last-minute flurry of activity?

Fritz Corrigan - The Mosaic Company - President, CEO

I’m not sure that there will be a spot shortage. I wouldn’t rule it out, but I can’t say for certain there will be.

What I can say, I think, is that given the demand and the sales that have occurred here just recently, producers and owners of phosphates will be focused on making sure their customers are well served but they won’t be considering lowering any prices in order to make sales.

Seth Harvey - UBS Warburg - Analyst

In terms of your export shipments, how can we think about the level of announced sales that you have with China and India, how can we think about that in terms of tracking versus last year?

Fritz Corrigan - The Mosaic Company - President, CEO

Compared to last year, I would say that the Indian demand is a month and a half to maybe even 60 days early relative to last year. We didn’t really start making sales to India until mid June, early to mid-June, and they’re in early and hard right now. That’s one of the things that’s kind of exciting.

Seth Harvey - UBS Warburg - Analyst

Thanks a lot. Appreciate it.

Fritz Corrigan - The Mosaic Company - President, CEO

Sure.

Operator

And your next question comes from the line of Steve Byrne of Merrill Lynch.

Steve Byrne - Merrill Lynch - Analyst

Hi.

Can you quantify for me the number of mine weeks of both phosphate and potash mine shutdowns you had in the quarter and how that affected gross profit in the quarter? Also the slowdown at Faustina and Donaldsonville, how did all of that translate into a drag on gross profit?

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FINAL TRANSCRIPT

Apr. 11. 2006 / 10:00AM CT, MOS - Q3 2006 The Mosaic Company Earnings Conference Call

Fritz Corrigan - The Mosaic Company - President, CEO

That’s a— there’s a long and detailed answer to that question. I wonder if it’s best to, Larry, you can take a stab at it, but it’d be hard for me to do it right off the top of my head.

Larry Stranghoener - The Mosaic Company - EVP, CFO

Well, mine shutdowns, we shut down all of the phosphate mines for a month during the quarter. Potash shutdowns — Fritz, help me out, what was shut down during the quarterly in the potash mines?

Fritz Corrigan - The Mosaic Company - President, CEO

I would say that it was close to right around 500,000 tonnes equivalent, 5 to 600,000 tonnes but I’d have to check that number to be absolutely certain.

Larry Stranghoener - The Mosaic Company - EVP, CFO

With respect to the costs, clearly, the declining gross margin that you saw, and it was substantial, was related not only to the derivative contracts that we’ve talked about but also for the shutdown costs, the costs associated with shutdowns which, in particular Steve, would be related to unabsorbed overhead costs. All I would say rather than qualifying it specifically is that it was a very substantial number. Many tens of millions of dollars in the quarter.

Steve Byrne - Merrill Lynch - Analyst

Okay.

The year-ago volumes that you provided in your release were different than the volumes you reported a year ago. Have you changed the way you account for the phosphate and potash volumes in some way?

Larry Stranghoener - The Mosaic Company - EVP, CFO

Steve, I think the difference is short tonnes versus metric tonnes. Last year we were using short tonnes, we’ve now adopted a convention of using metric tonnes, and I think that accounts for the bulk of any difference that you’d see.

Steve Byrne - Merrill Lynch - Analyst

Well the nitrogen volume went one way and the P&K went the other.

Larry Stranghoener - The Mosaic Company - EVP, CFO

Nitrogen, I’m not certain about, we’ll have to follow-up on that.

Steve Byrne - Merrill Lynch - Analyst

Okay. And then one last one.

The corporate expense line item as dragging down operating profit and gross profit was much larger than it has been in recent quarters. Was there something in particular in there that you can describe?

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Apr. 11. 2006 / 10:00AM CT, MOS - Q3 2006 The Mosaic Company Earnings Conference Call

Larry Stranghoener - The Mosaic Company - EVP, CFO

It reflects a large volume of intercompany sales during the quarter, which, in many cases, have not yet translated into external sales. So the corporate line is eliminating profit on intercompany sales that would have been recorded in the business unit segments.

Steve Byrne - Merrill Lynch - Analyst

Okay. Very good. Thank you.

Operator

And your next question comes from the line of Duffy Fisher of Goldman Sachs.

Duffy Fischer - Goldman Sachs - Analyst

Yes, two questions.

The first one, the Senegal property from what you know of the economics there, is that a plant or property that should be running? And the reason I’m looking at that is, you know, that certainly helped tighten up the market but is that something that we should expect somebody to buy or somebody to come in and invest in and get it back up and running? If so, how would you handicap the time frame for that?

And then the second question is just on the sequential pricing in potash, can you talk about, you know, how much is your pricing for apples-to-apples offshore tonnes up or down and the same for the U.S. tonnes?

Fritz Corrigan - The Mosaic Company - President, CEO

Well, first of all, the Senegal plant is a plant that we’re not all that close to. We don’t have good insights into the economics of that plant but I think they’ve got pretty good rock, and it’s relatively close to ocean transportation.

So it’s weaknesses would be sulfur and ammonia, and they ship mostly phos-acid, and that’s so they don’t need so much ammonia. But — and they recognize that that is going to be expensive to make DAP, so they ship phos-acid mostly to India.

I’d be speculating to say whether they’d be coming back quickly or not. They might get funding from one of their big customers, which — one of the Indian customers to get them back on their feet. That would be what I would suggest could happen.

Duffy Fischer - Goldman Sachs - Analyst

Okay. And then just the sequential pricing on the potash offshore versus U.S.?

Larry Stranghoener - The Mosaic Company - EVP, CFO

We don’t break down that — the detail that you’re looking for. We give the total average price and we’ll stay with that.

Duffy Fischer - Goldman Sachs - Analyst

Well at least directionally can you talk about it? I mean you gave it for industrial and you gave a lot of numbers which, you know, would lead one to believe you could back into it, I’m just trying to make it simple on us.

Larry Stranghoener - The Mosaic Company - EVP, CFO

Well, I think it should be obvious domestic pricing weakened during the quarter, export pricing remained about the same.

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FINAL TRANSCRIPT

Apr. 11. 2006 / 10:00AM CT, MOS - Q3 2006 The Mosaic Company Earnings Conference Call

Duffy Fischer - Goldman Sachs - Analyst

Okay. Thank you.

Larry Stranghoener - The Mosaic Company - EVP, CFO

To respond further to Steve’s earlier question about shutdowns in potash, I didn’t quantify that earlier, but production was off about 700,000 tonnes in potash compared to the year-ago quarter. So there were significant production cutbacks leading to the same cost issues that we referenced earlier.

Just as a follow-up. Next question, please?

Operator

Your next question comes from the line of Michael Christodolou from Inwood Capital.

Michael Christodolou - Inwood Capital - Analyst

Good morning, a few questions.

First of all, Fritz, based on your recollection of past seasons, what is the latest date that Canpotex and China have arrived on a potash price?

Fritz Corrigan - The Mosaic Company - President, CEO

I’m new to that part of the industry, having until the merger that created Mosaic was formed, was completed, I was not actively involved in potash, so my experience is limited, but as an observer to the industry, I would say this is as long as it’s ever been.

Michael Christodolou - Inwood Capital - Analyst

Okay.

And in your ending comments at the beginning, I missed exactly what you said. You said you saw 2 million tonnes of some nutrient to two customers, I believe that was India and China. But did you repeat exactly what nutrients?

Fritz Corrigan - The Mosaic Company - President, CEO

Yes. We’ve sold, PhosChem has sold 2 million tonnes of DAP , diammonium phosphate, a million tonnes each to China and India over the past two weeks.

Michael Christodolou - Inwood Capital - Analyst

Okay.

And what’s so unusual about that? You had mentioned India is about a 45 to 60 days early but was it just that you had two customers, is that also added to the unusualness of that?

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Apr. 11. 2006 / 10:00AM CT, MOS - Q3 2006 The Mosaic Company Earnings Conference Call

Fritz Corrigan - The Mosaic Company - President, CEO

Both China and India were in at the same time, substantially the same time, and that India appears to be in early this year relative to past buying practices, and they’re in at very good prices.

Michael Christodolou - Inwood Capital - Analyst

And is China at all earlier versus past purchasing practice?

Fritz Corrigan - The Mosaic Company - President, CEO

The Chinese buying practices have shifted in the last year or so to a little bit different time of the year. We don’t look at that change from past practices as being meaningful at all, it just took longer to get a new contract in place.

Michael Christodolou - Inwood Capital - Analyst

Okay.

Lastly, a quick question on nitrogen, I know it’s a very small piece of your portfolio, but I’d be curious, much as you offered some personal sentiments or predictions on some of the other nutrients, what’s your sense of inventory levels at the retail level in the U.S. and the status of using the imports or lack thereof?

Fritz Corrigan - The Mosaic Company - President, CEO

There’ll be plenty of nitrogen available for farmers in North America this year, and going into Spring right now, we’re seeing ammonia in the Midwest is being a bit soft in price, which indicates there’s plenty of material there. The [USNE] market is relative to the Russians. Now the Russian market is relatively high and U. S. markets are low relative to the rest of the world, and so we’re seeing less imports at this moment coming into the U.S.

But we have seen all time record imports into the U.S. over the past 12 months, and the margins today for making ammonia and urea for a U.S. producer are very good right now. So the plants are running to supply North American demand right in Spring season.

Michael Christodolou - Inwood Capital - Analyst

Thank you very much. Good luck with the planting season.

Fritz Corrigan - The Mosaic Company - President, CEO

Thanks very much, Mike.

Operator

Your next question is a follow-up from the line of David Silver, JPMorgan.

David Silver - JPMorgan Chase & Company - Analyst

Hi. I had a couple of questions on the demand side of the phosphate market.

So domestically, I guess, Fritz, there was a perspective plannings report out a couple weeks ago, kind of gave some indication of lower corn acreage, and I’m just wondering how Mosaic is kind of assessing that data and how, you know, your production and marketing people might, you know, what kind of a season or what kind of corn acreage number there may be gearing up for?

And then I was also going to ask a similar question on just your overall assessment for the Brazilian market. Thanks.

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FINAL TRANSCRIPT

Apr. 11. 2006 / 10:00AM CT, MOS - Q3 2006 The Mosaic Company Earnings Conference Call

Fritz Corrigan - The Mosaic Company - President, CEO

Okay, David, I was hoping you’d ask that question on corn versus beans.

We were mystified by the intentions report released by the USDA a couple weeks ago, a week and a half ago, and the markets today would say that the farmer ought to plant corn. And the farmer will use sort of a 2.5 to one rule of thumb. The bean price has got to be around 2.5 times the corn price in order to be sort of at equilibrium.

Today, 2.5 times next December corn is about $6.80 a bushel of soybeans. Today the market of soybeans is $5.65 on Chicago futures so economics, ags strongly favor corn. And seed sales from what we can tell talking to our dealer customers of corn, have been really, really strong so far this year.

And, you know, we’ve been talking as a country about increasing ethanol production and a lot of plants are being built right now, whether they’re onstream this year, they’ll be available to create new demand for corn in the coming years. And we’re seeing good exports as well of corn. So I think that the intentions report is probably incorrect and we could have 79 to 80 million acres of corn, I tend to believe 80 million acres.

If the weather holds and we can get into the fields in the next few weeks, farmers will do that and they’ll plant corn and keep on going on corn.

As to Brazil, fundamentals are still difficult for Brazilian farmers. I noticed from our offices yesterday reported a new, I think it was 18 billion or 15 billion real government assistance program to Brazilian farmers to keep them going. That’s about, I think I calculated roughly $8 million, something like that, $8 billion U.S. in aid going to farmers to help them keep going.

We don’t know the form of that aid, whether it’s in just money or if there are any incentives in there to grow more crops or what. But the Brazilian government understands that their farmers have difficulty and they’re trying to address that through some farm supports.

David Silver - JPMorgan Chase & Company - Analyst

Okay. And if I could just indulge —

Douglas Hoadley - The Mosaic Company - VP Investor Relations

Dave, I’m sorry, we’re already past 11:00 and I’ll try and call you later to take any more questions.

David Silver - JPMorgan Chase & Company - Analyst

That’s fine. Thank you.

Douglas Hoadley - The Mosaic Company - VP Investor Relations

Thank you very much for your calls today, and listening in. And that is the end of the earnings call for the third quarter. Thanks again.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes your presentation, you may now disconnect. Have a great day.

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FINAL TRANSCRIPT

Apr. 11. 2006 / 10:00AM CT, MOS - Q3 2006 The Mosaic Company Earnings Conference Call

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